Exhibit 5.1

Carey Olsen Jersey LLP 47 Esplanade St Helier Jersey JE1 OBD Channel Islands T +44 (0)1534 888900 F +44 (0)1534 887755 E jerseyco@careyolsen.com

Odysseus Holdings Limited 2 Hill Street, St. Helier, JE2 4UA, Jersey	27 February 2026

Dear Sirs

Odysseus Holdings Limited (the “Company”) - Registration of Securities under the US Securities Act of 1933, as amended (the “Securities Act”)

1.	Background

1.1	We have acted as the Company’s Jersey legal advisers in connection with the registration of a registration statement on Form F-4 dated February 27, 2026 (the “Registration Statement”) pursuant to which it may, subject to complying with all applicable laws, issue, up to 26,400,001 ordinary shares of no par value in the capital of the Company (the “Holdco Ordinary Shares”), and 11,000,000 warrants to be issued by the Company giving the right to subscribe for up to 11,000,000 ordinary shares of no par value in the capital of the Company (the “Warrant Shares”). The Holdco Ordinary Shares and the Warrant Shares being the “Shares”.

1.2	The Company has asked us to provide this Opinion in connection with the registration of the Shares under the Securities Act.

1.3	In this Opinion, “non-assessable” means, in relation to a share in the share capital of the Company, that the purchase price for which the Company agreed to issue and sell that share has been paid in full to the Company, so that no further sum is payable to the Company or its creditors by any holder of that share solely because of being the holder of such share.

1.4	We have not been responsible for investigating or verifying the accuracy of the facts (including statements of foreign law), or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to in this Opinion, or that no material facts have been omitted therefrom, save as expressly set out herein.

Carey Olsen Jersey LLP is registered as a limited liability partnership in Jersey with registered number 80.

BERMUDA BRITISH VIRGIN ISLANDS CAYMAN ISLANDS GUERNSEY JERSEY CAPE TOWN HONG KONG LONDON SINGAPORE	careyolsen.com

Odysseus Holdings Limited

27 February 2026

1.5	We express no opinion as to whether the documents listed at paragraph 2 below, singular or together, contain all the information required by the Securities Act and/or any other applicable foreign laws, regulations, orders or rules nor whether the persons responsible for the documents, the Securities Act and/or any other applicable foreign laws, regulations, orders or rules have discharged their obligations thereunder.

2.	Documents Examined

2.1	We have examined all such documents as we have considered necessary or advisable for the purpose of giving this Opinion, including the following:-

2.1.1	the Registration Statement;

2.1.2	a copy of the written resolutions of the board of the Company dated 5 September 2025;

2.1.3	the Company’s certificate of incorporation and memorandum and articles of association as in force as at the date hereof; and

2.1.4	a consent to issue shares dated 29 August 2025 issued to the Company by the Jersey Financial Services Commission under the Control of Borrowing (Jersey) Order 1958.

2.2	For the purposes of this opinion, we have, with the Company’s consent, relied upon certificates and other assurances of directors and other officers of the Company as to matters of fact, without having independently verified such factual matters.

2.3	We have not examined or relied on any other documents for the purpose of this Opinion.

3.	Assumptions

3.1	For the purposes of giving this opinion we have assumed:-

3.1.1	the authenticity, accuracy, completeness and conformity to original documents of all copy documents and certificates of officers of the Company examined by us;

3.1.2	that the signatures on all documents examined by us are the genuine signatures of persons authorised to execute or certify such documents;

3.1.3	the accuracy and completeness in every respect of all certificates and other assurances of directors or other officers of the Company given to us for the purposes of giving this opinion and that (where relevant) such certificates would be accurate if they had been given as of the date hereof;

3.1.4	that the Company will not issue any shares in excess of the authorised share capital of the Company;

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Odysseus Holdings Limited

27 February 2026

3.1.5	the Company is not carrying on a business that is regulated by Jersey law so that it is (or ought to be) subject to the terms of one or more other consents, licences, permits or equivalent under such regulatory legislation;

3.1.6	that each of the above assumptions is accurate at the date of this Opinion, and has been accurate at all other relevant times;

3.1.7	that all documents or information required to be filed or registered by or in relation to the Company with the Registrar of Companies have been so filed or registered and appear on the Public Records of the Companies and are accurate and complete;

3.1.8	that we have been provided with copies or originals of all documents that are relevant to and/or that might affect the opinions expressed in this Opinion;

3.1.9	that in resolving that the Company enter into any documents and the transaction(s) documented or contemplated by such documents relating to the issue of the Shares, the directors of the Company were acting with a view to the best interests of the Company and were otherwise exercising their powers in accordance with their duties under all applicable laws and the Company remains solvent (meaning that the Company will be able to discharge its liabilities as they fall due) after entering into such documents and the transaction(s) documented or contemplated by the documents;

3.1.10	that no event occurs after the date hereof which would affect the opinions herein stated; and

3.1.11	that there is no provision of any law (other than Jersey law) that would affect anything in this Opinion.

3.2	We have not independently verified the above assumptions.

4.	Opinion

As a matter of Jersey law, and on the basis of and subject to the above and the qualification below, we are of the opinion that, once (i) the offer and issue of any Shares has been duly authorised; (ii) the Company has received in full the initial issue price payable for the Shares; (iii) the relevant subscriber or its nominee has been entered into the Company’s register of members as the holder of the Shares; and (iv) all necessary consents have been obtained from the Jersey Financial Services Commission in respect of the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

careyolsen.com

Odysseus Holdings Limited

27 February 2026

5.	Qualification

5.1	This Opinion is subject to any matter of fact not disclosed to us.

6.	Governing Law, Limitations, Benefit and Disclosure

6.1	This Opinion shall be governed by and construed in accordance with the laws of Jersey and is limited to the matters expressly stated herein.

6.2	This Opinion is limited to matters of Jersey law and practice as at the date hereof and we have made no investigation and express no opinion with respect to the law or practice of any other jurisdiction.

6.3	We assume no obligation to advise you (or any other person who may rely on this Opinion in accordance with this paragraph), or undertake any investigations, as to any legal developments or factual matters arising after the date of this Opinion that might affect the opinions expressed herein.

6.4	We consent to the filing of a copy of this opinion as Exhibits 5.1 and 23.1 to the Registration Statement and to reference to us being made in the paragraph of the base prospectus forming part of the Registration Statement headed “Legal Matters”. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the US Securities and Exchange Commission under the Securities Act.

Yours faithfully

/s/ Carey Olsen Jersey LLP

Carey Olsen Jersey LLP

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